Exhibit 99.1

Banzai International Inc.

Third Quarter 2024 Financial Results and Business Update

Conference Call

November 14, 2024

Banzai International Inc. - Third Quarter 2024 Financial Results and Business Update Conference Call, November 14, 2024

C O R P O R A T E P A R T I C I P A N T S

Joe Davy, Chief Executive Officer

Alvin Yip, Interim Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Edward Woo, Ascendiant Capital Markets

Jesse Sibelson, D’Borough Capital.

Dakshi Shree, Singular Research

P R E S E N T A T I O N

Operator

Greetings, and welcome to the Banzai Third Quarter 2024 Financial Results and Business Update Conference Call.

At this time, all participants are in a listen-only mode. The question-and-answer session will follow the formal presentation.

As a reminder, this conference is being recorded.

Before we begin the formal presentation, I would like to remind everyone that statements made on the call and webcast may include predictions, estimates, or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risk and uncertainties that could cause actual results to differ materially. You are cautioned to not place any undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this presentation. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events.

Throughout today’s discussion, we will attempt to present some important factors relating to our business that may affect our predictions. You should also review our most recent Form 10-K and Form 10-Q for a more complete discussion of these factors and other risks, particularly under the heading Risk Factors. A press release detailing these same results was issued this afternoon and is available in the Investor Relations section of our Company’s website, banzai.io.

Your host today, Joe Davy, Chief Executive Officer and Alvin Yip, Interim Chief Financial Officer, will present unaudited results of operations for third quarter ended September 30, 2024.

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Banzai International Inc. - Third Quarter 2024 Financial Results and Business Update Conference Call, November 14, 2024

At this time, I would like to turn the call over to Banzai Chief Executive Officer, Joe Davy.

Joe Davy

Thank you, Operator, and good afternoon, everyone. I’m pleased to welcome you to Banzai’s third quarter 2024 financial results conference call.

We made substantial progress in the third quarter of 2024, during which we achieved a 31% annual recurring revenue growth rate and a historic record for net revenue retention. We made key improvements to our core product suite, which we continue to expand. Through re-engineering and expanded sales efforts, we’ve continued to drive growth, with the addition of 1,785 customers through October 2024. Banzai now serves a customer base of nearly 3,000 customers, many of which are top-tier enterprises that rely on our technology to succeed.

For those of you that are new to the story, I would like to start with a brief overview of Banzai, as well as our market opportunity and vision. I will then highlight some updates on each of our products, including our newest addition to the platform.

At Banzai, we’re building an AI-driven platform of essential marketing applications to drive marketing and sales results for our customers. Our products enable companies from small businesses to large global enterprises, to target, engage, and measure both new and existing customers more effectively.

We’re focused on the rapidly growing global MarTech market, driven by digital transformation and the proliferation of automation and AI. The amount of SaaS vendors has dramatically increased, alongside this market expansion, which is leading many companies and marketers to struggle with disjointed customer experiences and messy data.

The core product suite is gaining significant traction with existing and new customers, and in tandem with our acquisition strategy, we believe we are uniquely positioned to capitalize on a major consolidation opportunity in this industry.

As we look at our long-term vision, we’re building an AI-powered platform that provides marketing teams with the data, analytics, and integrated applications they need to win. We’re consolidating mission-critical, subscale MarTech products within three key themes, acquisition, engagement, and analytics, drive growth with our secret sauce, customer expansion through cross-sales. All products that we’ve built, will build, or acquire will fit into this framework, which, put simply, is focused on delivering more customer value over time.

Our vision for our Reach product is to be the AI demand gen platform standout. With precision-based tools, Reach delivers clear and measurable lead generation outcomes for customers. We are continuing to invest in our product and operations, ensuring that customers realize meaningful ROI from Reach. We believe this commitment will establish Reach as a leading force in demand generation. We have secured key partnerships that will continually improve the quality of data, and we look forward to sharing additional updates on Reach 2.0 over the coming months.

Demio, our AI-powered webinar platform, continues to gain meaningful traction with our customers. We significantly enhance the platform for deeper integration with Salesforce, with key enhancements designed to maximize efficiency and insight, offering marketers a more scalable, data-rich experience. We also released a major improvement to the Demio HubSpot integration to provide unparalleled flexibility and efficiency in managing webinar data.

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Banzai International Inc. - Third Quarter 2024 Financial Results and Business Update Conference Call, November 14, 2024

We implemented an AI moderator to Demio, which is powered by our own LLM, custom-suited to this purpose, that allows our customer to train the AI. Users of their content can interact with the AI to answer all their questions in any language and at any time, allowing marketers to scale across geographies, time zones, and languages. Demio is built to empower marketers to streamline their webinar management and marketing efforts, ultimately leading to better business decision-making and higher ROI for our customers.

In the fourth quarter, we’re continuing to enhance Demio by streamlining the room experience and increasing the room size to support over 10,000 attendees to better suit enterprise organizations. Demio is now more integrated with Salesforce, addressing common pain points for Salesforce account engagement users and greatly reducing the time and effort required for manual processes. We’re thrilled to enable the leading AI CRM company with a more scalable, data-rich experience.

We’re also expanding our relationship with other key partners, such as HubSpot. We made an enhancement to enable bidirectional sync of data between Demio and HubSpot to better support their customer base of over 190,000.

Finally, I’ll touch on our newly launched product, Curate, a groundbreaking AI-powered newsletter platform that leverages OpenAI’s GPT-40 to automate the newsletter creation process by writing relevant, branded articles that resonate with target audiences.

Newsletters currently require significant time and resources to create and maintain, but they are a key modern engagement tool for businesses to highlight their brand for their existing and prospective customers. Our goal with Curate is to pull down the cost and effort for our customers to create high-quality newsletters by 90%.

Banzai has a truly top-tier customer base, including the likes of Square, Hewlett Packard Enterprise, Thermo Fisher Scientific, Thinkific, Doodle, and ActiveCampaign, among thousands of others. We serve a variety of industries, including healthcare, financial services, e-commerce, technology, and media, and in over 90 countries. Our focus going forward is owning the mid-market and enterprise segment while still supporting small business. We’re taking a disciplined approach to focus on acquiring stickier, high-value customers.

While we continue to invest our resources in product development, we also see an enormous potential for long-term value creation as we scale through strategic acquisitions. We are taking a diligent approach to evaluating potential candidates that can align with the key themes of Banzai’s AI-driven platform, customer acquisition, engagement, and analytics.

The opportunity for Banzai is twofold. First, to increase our product capabilities by acquiring strategically aligned products that serve our core customer base, and second, by accelerating our path to profitability and scale and to hope with benefit from multiple expansion along the way.

Before I pass it to Alvin to review our quarterly financial results, I want to highlight our recent efforts that resulted in transformational improvement of our balance sheet. We closed a $5.0 million private placement, as well as executed debt payoff and restructuring transactions that represent a total of nearly $29 million in anticipated reduced and restructured liabilities.

Alongside these transactions, we implemented a strategic initiative that we expect will enable us to improve net income, substantially extend our cash runway, and invest in growth. We are making significant progress on these goals, and overall improvement in net income is expected to be approximately $13.5 million annually when fully implemented, while maintaining our growth outlook. These efforts are truly transformational for our business and have established a strong foundation that will allow us to execute our growth initiatives and M&A strategy.

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Banzai International Inc. - Third Quarter 2024 Financial Results and Business Update Conference Call, November 14, 2024

I will now turn the call over to Alvin Yip, Interim Chief Financial Officer, to discuss our financial results.

Alvin Yip

Thank you, Joe. Hi, everyone.

Total revenue for the third quarter of 2024 was $1.1 million, compared to $1.1 million in the prior year quarter. However, we believe the non-GAAP matrix, annual recurring avenue, or ARR, is more meaningful in evaluating the Company’s performance. ARR was $4.4 million for the third quarter of 2024, and represents a 7% sequential increase from the second quarter of 2024, which represents a 31% annualized ARR growth rate.

Growth profit for the third quarter of 2024 was $0.7 million, compared to the $0.8 million in the prior year quarter. Growth margin was flat at 69% in the third quarter of 2024, compared to 69% in the third quarter of 2023.

Total operating expense for the third quarter of 2024 was $3.5 million, compared to $2.8 million in the third quarter of 2023.

GAAP net loss for the third quarter of 2024 was $15.4 million, compared to a net loss of $0.7 million in the prior year quarter. Because increase was almost entirely driven by non-cash fair value adjustments related to the debt restructuring we completed in Q3 2024, we feel that this number does not represent the true financial impact to the Company. These derivative restructuring expenses do not represent current or future cash application of the Company. They are based on valuation adjustments and other bifurcated and better derivative liabilities for the restructured securities. As a result, we feel excess net loss is a better representation of the performance of the Company in Q3 2024.

Non-GAAP adjusted net loss for the third quarter therefore was $1.45 million, reflecting a net loss of $15.4 million before adjustments made in the change of the fair value of the common stocks warrant issue and other bifurcated and better derivative liabilities for a total of $11.73 million, offset by the gain on extinguishment of debt for $2.2 million, and is a sequential improvement of $3 million, compared to the adjusted net loss of $4.5 million for the second quarter of 2024. This represents an annualized improvement of approximately $12 million. Please note that the figure for adjusted net income is in error on this slide.

Non-GAAP Adjusted EBITDA was a loss of $1.5 million for the third quarter of 2024, and improved by $1.5 million compared to the prior quarter. The period-over-period increase in earnings is primarily attributable to the Company’s overall cost-cutting effort made in general and administrative, marketing and technology expenses, and represents an annualized improved to Adjusted EBITDA of approximately $1.5 million.

Cash and cash equivalents totaled $4.3 million on September 30, 2024, as compared to $2.1 million on December 31, 2023.

I will now turn the call back to Joe for some closing remarks.

Joe Davy

Thank you, Alvin.

Before I close, I’d like to quickly highlight our leadership team. Every member of our Management team has been instrumental in scaling technology companies, including over 15 M&A transactions over the past decade. We have an excellent team in place and are well-equipped to execute on our organic and inorganic growth strategy.

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Banzai International Inc. - Third Quarter 2024 Financial Results and Business Update Conference Call, November 14, 2024

In summary, with a fortified balance sheet and a growing customer base, we’re making steady progress toward profitability. We’re consistently evaluating potential value-added acquisition opportunities that can further accelerate our growth. We’re well-positioned for success as we execute on our strategic initiatives, and I look forward to providing additional updates in the months to come as we work to build long-term value for our shareholders.

Thank you, everyone, for attending, and I would now like to answer your questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. If you’d like to ask a question, please press star one on your telephone keypad. Confirmation tone will indicate your line is in the question queue. You may press star two to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. One moment while we poll for questions.

Our first question comes from Ed Woo, Ascendiant Capital Markets.

Edward Woo

Congratulations on all the progress. M&A has been a big part of the story in the past. How important will it be versus organic growth for your future growth going forward?

Joe Davy

I think it will be extremely important for the business going forward. I believe that we needed to do the restructuring that we completed in Q3 that was obviously a very successful outcome. We needed to do that to put us in a better position to be competitive from an M&A perspective. We have that behind us now. We have started to reengage in earnest in the M&A process with a number of companies. As you saw on Slide 11, I think we’re very optimistic about the potential of that strategy for us.

Edward Woo

Great. Then one follow-up question is, what are you seeing out there in terms of the M&A space? Has valuation been about the same as it’s been over the past year? Has it been better or worse?

Joe Davy

We are seeing a very buyer-friendly environment, I would say the deals that we’re engaged in right now range from roughly 1X to 3X revenue multiples. All I believe are profitable businesses, fast businesses. We feel that this trend is driven basically by the VC industry’s goal of unloading some of what we would consider their middle performers businesses that are great businesses but aren’t at the massive scale yet. Many of these businesses may have been in these portfolios for a long time. Now we think VCs are starting to seek liquidity in greater volume. There are not a substantial number of buyers in the market that we’re seeing. We believe that’s putting us in a very advantageous position with some very attractive assets.

Edward Woo

Great. Well, thank you for the color and for answering my question. I wish you guys good luck. Thank you.

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Banzai International Inc. - Third Quarter 2024 Financial Results and Business Update Conference Call, November 14, 2024

Joe Davy

Thank you for the questions, Ed. Great to see you.

Operator

Thank you. Our next question comes from Jesse Sibelson (phon), D’Borough Capital.

Joe Davy

Hey, Jesse.

Jesse Sibelson

Hey, there. Thanks for taking my question. you mentioned this new AI-enabled newsletter product, Curate. I haven’t heard of it before. Is this new product, is it something that might be material enough to get you guys to break-even on a cash flow basis at scale? Then, if not, what else would be needed to get you guys there?

Joe Davy

That’s a fantastic question. Thank you. We launched this product roughly two weeks ago. We’ve sold 10 workspaces on this product. Workspaces with pricing are $10,000 per workspace. It’s a very profitable product for us. We believe we are seeing strong customer demand for this product. We have a large pipeline of additional customers that we are working with and hope to bring on. I don’t believe that we could reach profitability from this product alone in this quarter. But I think depending on how it performs, it’s certainly a possibility just based on the level of customer demand that we’re seeing for this product right now.

Jesse Sibelson

Yes, it certainly sounds like a positive contributor in the near term. Cool. Thank you for taking our question.

Joe Davy

Absolutely. I strongly agree with you.

Operator

Thank you. Our last question comes from Dakshi Shree (phon), Singular Research.

Dakshi Shree

Hey, guys. Can you hear me? Hello?

Joe Davy

Yes.

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Banzai International Inc. - Third Quarter 2024 Financial Results and Business Update Conference Call, November 14, 2024

Dakshi Shree

Yes. Okay. Could you give us some color on your potential acquisition targets? How do you guys think about it on a long term, maybe not the first couple of acquisitions, but on the long term? Is it complementary to your current offerings to leverage your existing infrastructure or do you see them as standalone products? Can you just give us some color on what the acquisition strategy long term is?

Joe Davy

Absolutely. We have a couple of goals. First of all, from a product and customer standpoint, we’re very interested in the product that we think our existing customers have need for and vice versa that we think that their customer base would benefit from our existing products. Basically, we’re looking for very strong strategic cross-sale potential between their products and their customer bases and our products and our customer bases. That’s the first and foremost thing.

I would say from a financial standpoint, obviously, we view this as a major accelerant for both top line and bottom line. If we’re able to buy profitable and, in many cases, still relatively fast-growing SaaS businesses for very attractive multiples, we think that represents a big opportunity here. I think that there are many, many of these companies coming to market. We’re really looking for things that solve a new problem for the same customer and where we can take our products and cross-sell to their customer base and take their product and cross-sell to our customer base. If we can add additional scale and top line and if we can add profitability to our business, that’s even better. Those are really the factors we’re looking at primarily.

Dakshi Shree

Got you. In terms of, Dimeo, your standard product right now, given the competition as it is, how do you plan to differentiate its operating or its product features? What value proposition will resonate with customers in the meantime in this landscape?

Joe Davy

Well, I think first and foremost, we’re always looking to figure out how to make our customers’ lives 10 times better, faster, cheaper versus what they’re doing today with a competitor product. I think the theme that we’ve seen is our customers tend to be much stickier when they leverage our on-demand features and when they leverage our analytics features. The areas that we’re investing in right now are primarily improving the on-demand capabilities. For example, the AI moderator feature in our on-demand product is very popular and customers are really benefiting from that.

Additionally, we’ve just rolled out some new analytics features, pre-event analytics that already have been adopted by the majority of customers, and that’s fantastic. We’re making major headway on integrations. This last quarter, we made big progress on our Salesforce account engage and on our HubSpot integrations. I think we’ll continue to invest in just higher quality integrations. Ultimately, we want customers to have a better experience and a more deeply integrated experience when they use the product.

Dakshi Shree

Okay. I’ll make this my last question. In terms of cost-cutting measures that you guys have implemented, are we seeing that at the tail end as you try to balance that with your launching and scaling your new product, Curate, and potential acquisitions, where are we in terms of balancing cost-cutting and investing for the group?

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Banzai International Inc. - Third Quarter 2024 Financial Results and Business Update Conference Call, November 14, 2024

Joe Davy

Well, I think this quarter, in Q3, we saw a $12.2 million annualized increase or annualized improvement in our net loss. That is already the majority of the way towards the $13.5 million plan that we’ve talked about. I think it’s fantastic progress towards that plan. I believe that we will continue to see additional progress in Q4, specifically on the operating expense side. I believe we’ll hopefully see some efficiencies there. But for the most part, we believe that we can recognize all of those improvements by the end of Q1 2025.

Dakshi Shree

Of course. Thank you so much for your time and congratulations on the launch.

Joe Davy

Thank you so much.

Operator

Thank you. Since there are no further questions at this time, I’d like to turn the call back over to Mr. Davy for his closing remarks.

Joe Davy

Well, thank you for joining the conference call today. I look forward to continuing to update you on our ongoing achievements, innovations, and growth. If we were unable to answer any of your questions, please reach out to our IR firm, MZ Group, who would be more than happy to assist. You can go to our website and find the Investor section on our website, which has contact information there. Thank you very much.

Operator

Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time.

Joe Davy

Thanks, everyone.

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